Filed pursuant to Rule 424(b)(3)

Registration No. 333-221325

GRANITESHARES PLATINUM TRUST

Supplement dated March 25, 2019

to

Prospectus dated January 17, 2019

This supplement updates the prospectus, dated January 17, 2019, with all of the following information unless otherwise noted below. The supplement should be read in its entirety and kept together with your prospectus for future reference. Capitalized terms and certain other terms used in this supplement, unless otherwise defined in this supplement, have the meanings assigned to them in the prospectus.

The following changes are hereby made to the Trust’s prospectus:

Number of Shares Offered

On March 22, 2019, the Trust effected a ten-for-one forward share split. Accordingly, the number of shares offered pursuant to the prospectus has increased to 9,550,000.

Change in Number of Shares Required for a Basket

Shares of the Fund may only be purchased or redeemed by Authorized Participants and only in blocks of Shares called “Baskets.” Effective March 25, 2019, the Sponsor has determined to change the number of Shares required for a Basket from 15,000 Shares of the Fund to 50,000 Shares of the Fund. Accordingly, all references in the prospectus to the number of Shares required for a “Basket” are hereby revised to state 50,000 Shares instead of 15,000 Shares.

The paragraph of disclosure under the heading “Summary Financial Condition” in the section of the fund’s prospectus entitled “Prospectus Summary” is hereby deleted and replaced with the following:

As of March 22, 2019, the net asset value of the Trust, which represents the value of the platinum deposited into the Trust, was $3,816,094.34 and the NAV per Share was $8.48.*

*Adjusted to give effect to the ten-for-one Share split effected on March 22, 2019.

The table under the heading “Hypothetical Expense Example” in the section of the prospectus entitled “The Trust” is hereby deleted and replaced with the following:

	1	2	3
Hypothetical platinum price per ounce	$900.00	$900.00	$900.00
Sponsor’s Fee	0.50%	0.50%	0.50%
Shares of Trust, beginning	150,000	150,000	150,000
Ounces of platinum in Trust, beginning	1,500.000	1,492.519	1,485.095
Beginning adjusted net asset value of the Trust	$1,350,000.00	$1,343,266.80	$1,336,585.59
Ounces of platinum to be delivered to cover the Sponsor’s Fee	7.481	7.424	7.387
Ounces of platinum in Trust, ending	1,492.519	1,485.096	1,477.709
Ending adjusted net asset value of the Trust	$1,343,266.80	$1,336,585.59	$1,229,937.69
Ending NAV per share*	$8.96	$8.91	$8.87

* Adjusted to give effect to the ten-for-one Share split effected on March 22, 2019.

Please Retain This Supplement for Future Reference